Exhibit 23.2


                    CONSENT OF INDEPENDENT PUBLIC ACCOUTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our reports dated March 21, 1997, June 20, 1997 and January 21, 1998, covering Styling Technology Corporation (Styling), U.K. Abba Products, Inc., and certain product lines of Inverness Corporation, Inc. and Inverness (UK) Limited, respectively, included in Styling's Annual Report on Form 10-K for the year ended December 31, 1996, and Current Reports on Form 8-K/A, filed July 29, 1997 and February 23, 1998, respectively, and to all references to our firm included in this registration statement.


                                                    ARTHUR ANDERSEN LLP


Phoenix, Arizona,
  February 19, 1998.